Exhibit 3.41

CERTIFICATE OF FORMATION

OF

DCT CREEKSIDE II LLC

1	The name of the limited liability company (the “LLC”) is DCT Creekside II LLC

2	The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the LLC at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 10th day of May, 2006

/s/ Howard L. Rosenberg
Howard L. Rosenberg
Authorized Person